Exhibit 99.1

Tidewater Elects Robert L. Potter To Its Board of Directors

NEW ORLEANS, November 19, 2013— Tidewater Inc. (NYSE:TDW) today announced the election of Robert L. Potter to its Board of Directors for a term beginning December 1, 2013 and expiring in July 2014.

Robert L. Potter recently announced that he will retire from his position as President of FMC Technologies, Inc. on November 30, 2013, a position he has held since August 2012, following 40 years of service with the company. Mr. Potter joined FMC Technologies in 1973 after his graduation from Rice University. He served in a number of sales management and operations management roles prior to his appointment in 2001 as Vice President of Energy Processing. Mr. Potter was appointed Senior Vice President of Energy Processing and Global Surface Wellhead in 2007 and Executive Vice President of Energy Systems in 2010.

Mr. Potter is a former chairman of the Petroleum Equipment Suppliers Association and currently serves on the board of directors. He is a member of the National Ocean Industries Association and the American Petroleum Institute. Mr. Potter also serves on the advisory board of Spindletop Charities and is a member of the Council of Overseers for the Jones Graduate School of Business at Rice University.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.